Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CSG NAMES MIKE SCOTT EXECUTIVE VICE PRESIDENT

ENGLEWOOD, COLO. Dec. 17, 2004—CSG Systems International, Inc., (NASDAQ: CSGS) announced today Mike Scott has been promoted to Executive Vice President of Development, Delivery and Operations for the Broadband Services Division. With his promotion, systems development and the Statement Processing Center join Mike’s list of responsibilities.

“Mike has been instrumental in delivering a high-quality and operationally robust solution for the country’s leading broadband providers,” Ed Nafus, president of CSG’s Broadband Services Division, said. “Mike’s leadership and attention to quality is a contributing factor to our profits and strong cash flow. More important, our customers have come to depend on us to help them roll out new products and services, improve their customers’ experiences, and grow their businesses in a effective and efficient manner. This is a tribute to Mike and the entire Broadband Services team.”

Nafus added that over the years, Scott has focused the operations and delivery organizations on serving a challenging, complex and ever-changing set of customer needs. Since that time, CSG’s customers have been able to move from providing analog video to digital video, high speed-data services and telephony services to their customers. In addition, since 1999, Scott and the Broadband Services team have renewed every significant client contract and the processing business from serving over 33.5 million customers to processing over 45 million customers.

Scott joined CSG Systems in 1999 and has held a number of positions in the company. He has over 25-years experience in processing services, including 21 years with First Data Corporation.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

For More Information, Contact:

Carrie Schafer

CSG Systems

Tel: (303) 804-4075

Email: carrie_schafer@csgsystems.com

Liz Bauer

CSG Systems

Phone: (303) 804-4065

E-mail: liz_bauer@csgsystems.com